Underwriting Agreement


Mr. Patrick Trimble
Atlantis Aquafarm, Inc.
175 27th Street
Brooklyn, NY 11032

Dear Mr. Trimble:

      This Underwriting Agreement is between Boe & Company, Inc., 13791 East Rice Place, Suite 142, Aurora, Colorado 80015 (the "Underwriter") and Atlantis Aquafarm, Inc., 175 27th Street, Brooklyn, New York, (the "Company").

      1. Registration Statement. We will agree on a timetable for the filing of a Registration Statement on Form SB-2, amendments, blue sky filings, and all other steps necessary to make the proposed public Offering effective on a date acceptable to the Underwriter. The Company will carefully prepare with the Underwriter, a Registration Statement with exhibits covering the Units proposed to be offered. The Registration Statement will be filed with the Securities and Exchange Commission ("SEC"). The Company shall seek counsel qualified and experienced in the preparation of filings under the Securities Act to prepare the Registration Statement. All financial statements contained in the Registration Statement, as amended from time to time, will be in the form and content satisfactory to the Underwriter and to the Underwriter's counsel, and will have been prepared and reported on by independent certified public accountants.

      The proposed Registration Statements will be submitted to the Underwriter as soon as possible and at least 15 days before the Company proposes to file such Registration Statement with the SEC. The content of all comment letters shall be supplied to the Underwriter upon request. All Amendments to the Registration Statement shall be available for review by the Underwriter prior to the time they are filed with the SEC.

      2. Public Offering. The Company proposes to offer through the Underwriter and/or underwriting group selected by the Underwriter up to 220,000 Units, consisting of One Share of Common Stock, no par value ("Share") and One Class A Warrant ("Class A Warrant"), which entitles the holder to purchase one share of Common Stock, and One Class B Warrant ("Class B Warrant"), which entitles the holder to purchase one share of Common Stock. The Underwriter shall not have an over-allotment option. The Underwriter reserves the right to re-price the issue in the light of conditions existing at the time the Offering becomes effective. The Underwriter contemplates underwriting the Offering on a best efforts basis.

      3. Underwriter's Counsel. Underwriter's counsel, if any, shall make all required filings with the National Association of Securities Dealers, Inc. All corporate proceedings undertaken by the Company and other legal matters which relate to the public Offering shall be satisfactory in all material respects to counsel for the Underwriter, if any.

      4. Warrants and Options. Warrants and options issued and to be issued by the Company within a specified time period shall be acceptable to the Underwriter.

      5. Future Sales. It is understood that during the period of the proposed Offering and for one year from the date of the definitive Prospectus, the Company will not sell any equity or long term debt securities without the Underwriter's prior written consent which shall not be unreasonably withheld. Prior to the effective date of the Registration Statement, the Company will cause each of its officers and directors and shareholders who own over 5% of the Company's shares outstanding prior to the effective date of the Registration Statement to enter into an undertaking such that he will not sell any shares owned directly or indirectly by him to the public for 12 months from the date of the definitive Prospectus used in the Offering without the Underwriter's prior written consent.

      6. Reciprocal Indemnification. It is understood that the proposed Underwriting Agreement will provide for reciprocal indemnification between the Company and the Underwriter as to certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      7. Information Available. It is understood and agreed between the Company and the Underwriter that all documents and other information relating to the Company's affairs will be made available upon request to the Underwriter and it's counsel, if any. Included therein are all Articles of Incorporation and Amendments, By-Laws and Amendments, Minutes of the Company's Incorporators, Director's and Shareholders Meetings, all financial statements and correct copies of any material contracts, leases, and agreements, to which the Company is a party. The Company will provide the Underwriter upon request, with unaudited monthly financial data concerning the Company from now until termination of the Offering.

      8. Properties, Capital Structure, Dilution, Employee Benefit Plans. The properties owned or held under option by the Company, the capital structure of the Company immediately proceeding the public Offering, the contemplated dilution to the public investor, and the Company's business plan shall be acceptable to the Underwriter. It is contemplated that the Common Stock held by the public upon completion of the maximum amount of the public offering will represent at least 39% of the outstanding shares. Shares underlying options and warrants, other than warrants held by the Underwriter, shall be deemed outstanding for this purpose. Any employee incentive plan, of whatever nature, presently contemplated, shall be fully disclosed to the Underwriter and subject to the approval of the Underwriter.

      9. Blue-Sky Laws. It is understood and agreed between the Company and the Underwriter that it shall be the obligation of the Company to qualify, at its sole expense, such states as may be reasonably designated between the Company and the Underwriter. The officers, directors and promoters of the Company will comply with applicable Blue-Sky requirements, including those pertaining to the escrow of shares, providing such escrow shall in no event extend beyond a period of two years.

                                      2.

      10. Issue, Sale and Delivery of Units. The Company hereby employs the Underwriter, as its exclusive agent to sell for the Company's account the Units, on a cash basis only, at the price of $6.00 per Unit. The Underwriter hereby agrees to use its best efforts on an "all-or-none" basis, as agent for the Company, to sell the first 150,000 Units subject to the terms, provisions, and conditions set forth in this Agreement and agrees to use its "best efforts" as agent for the Company, to sell the remaining 70,000 Units offered to the public. It is understood between the parties hereto that there is no firm commitment by the Underwriter to purchase any or all of the Units, and the Underwriter agrees that it will exert its best efforts to sell the Units covered by the Registration Statement in accordance with all of the provisions of the Act.

      The Underwriter shall have the right to associate with other dealers as it may determine. The Underwriter shall have the right to grant to such persons such concessions out of the commissions to be received by the Underwriter as the Underwriter may determine.

      11. Underwriter Expense Allowance. It is understood that the Company shall reimburse the Underwriter for its expenses in the amount of three percent (3%) of which a non-refundable payment of $5,000.00 has been paid.

      12. Warrants. Upon termination of the Offering, the Company will sell to the Underwriter a maximum of 22,000 Common Stock Purchase Warrants, for a purchase price of $220.00, which entitles the Underwriter to purchase one share of the Company's Common Stock for each ten shares of the Company's Common Stock which have been sold in the Offering. The Warrants shall be non-exercisable for a period of twelve (12) months following the date of the definitive Prospectus, unless the Company merges, the Warrants may be exercised immediately prior to such action. The Warrants shall contain anti-dilution provisions acceptable to the Underwriter. The Warrants will be exercisable for a period of five (5) years, such period to commence twelve (12) months after the date of the definitive Prospectus used in this Offering and if the Warrants are not exercised during this term, they shall by their terms automatically expire. The exercise price of the Warrants shall be 120% of the per share Offering price. The shares underlying said Warrant will be fully registered in the initial Registration Statement to which this offering is a part of The Warrants will not be transferred to anyone for a period of twelve months after the date of the definitive Prospectus, except that they may be assigned in whole or in part to or among the officers of the Underwriter, to participating dealers, and their officers and partners with whom the Underwriter associates in the offering, by operation of law as a result of the death of any transferee to whom the warrants may be transferred, and to any successor to the business of the Underwriter.

      13. Right of First Refusal. Subject to compliance by the Underwriter with the terms of the Underwriting Agreement, the Company and the Underwriter understand and agree that for a period of three (3) years from the date of the definitive Prospectus the Underwriter shall have a preferential right to purchase for its account or to sell for the account of the Company any equity or debt securities with respect to which the Company may seek a public offering or private offering for cash.

                                      3.

Specifically excluded from the Underwriter's right of first refusal are public or private offerings of the Company's shares in exchange for properties, assets or stock of other individuals or corporations. The Company will consult the Underwriter with regard to any such covered offering for cash prior to consulting any other prospective underwriter and will offer the Underwriter the opportunity to purchase or sell any such securities on terms not less favorable to the Company than it can secure elsewhere. The Underwriter shall have thirty
(30) days in which to accept such offer. The Company shall not be required to consult the Underwriter concerning any borrowing from banks and institutional lenders or concerning financing under any equipment leasing or similar arrangements.

      14. Expenses. The Company agrees that it is to pay (1) All fees and expenses of any counsel whom it may employ to represent it separately in connection with or on account of the Offering; (2) All fees and costs, including legal and accounting fees, incurred in connection with preparation of the Registration Statement and all amendments thereto; (3) All costs of issuing and delivering the subject Units; (4) All costs of printing and delivering to the Underwriter such number of copies of the Prospectus the Underwriter may reasonably require; (5) Except as set forth herein, all fees and costs, including legal and accounting fees, incurred in connection with registration or qualification of all or any part of the securities offered by the Prospectus, or attempted registration or qualification of the same, for sale in various states, together with all mailings, telephone, travel, clerical and other office costs incurred or to be incurred by the Company in connection with the Offering which is subject to this Agreement. The Underwriter agrees that it is to pay (1) All fees and expense of any legal counsel whom it may employ to represent it separately in connection with or on account of the Offering; (2) All fees and expenses incurred in qualifying your organization as a Broker/Dealer with the Securities and Exchange Commission and the securities departments or commissions of the various states in which the Offering is made and such registration is required; (3) All advertising, mailing, telephone, travel, clerical and other office costs incurred or to be incurred by the Underwriter or by Underwriter's sales personnel in connection with the Offering which is subject to this Agreement.

      15. Representation of the Company. The Company represents to the Underwriter that no person has acted as a finder or investment advisor in connection with the transactions contemplated herein and will indemnify the Underwriter with respect to any claim for finder's fee in connection herewith. The Company represents and warrants that no officer, director shareholder of the Company is a member of the NASD, an employee or associated member of the NASD. The Company represents that it has separately disclosed to the Underwriter all potential conflicts of interest involving officers, directors, principals, shareholders, and/or employees.

      16. 1934 Act, Quarterly Reports to Shareholders, Quotation on NASDAQ, Listing in Moody's, Transfer Agent. The Company agrees that for at least five years after its Units are registered under Securities Exchange Act of 1934, the Company will issue to its shareholders within 45 days after the end of the Company's first three fiscal quarters, quarterly reports containing unaudited financial information. The Company, upon request of the Underwriter, will promptly upon becoming eligible apply for quotation on the NASD Automatic Quotation System.

                                      4.

The Company will as soon as possible after the completion of the Offering apply for a listing in Standard and Poor's Corporate Record and maintain such listing on a current basis, The Company shall obtain a CUSIP number for its certificates and shall engage a transfer agent.

      17. Binding Agreement. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their representatives, successors, assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of the Units shall be construed as a successor or assignee by reason merely of such purchase. If any event occurs during the term of this Agreement changing or modifying the facts as set forth in any such representation or warranty, the party to whom such representation or warranty shall be made, will immediately advised thereof by the other party.

      Notices provided for herein may be given by mail, postage prepaid or personal delivery. If to the Company, to Atlantis Aquafarm Inc., 175 27th Street, Brooklyn, New York 11032. Notices to the Underwriter shall be addressed to Boe & Company, Inc., 13791 E. Rice Pl., #142, Aurora, Colorado 80015.

      The undersigned represents that this Agreement has been duly authorized by the Company and that he has authority from the Board of Directors to sign the Agreement.

      If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the spaces provided below for that purpose and return to us a signed counterpart hereof, whereupon this letter and your acceptance shall constitute a binding agreement between us.

Dated this 22 day of October,1997.

Very Truly Yours,

BY AUTHORITY OF THE BOARD OF DIRECTORS

Atlantis Aquafarm, Inc.

By:/s/Patrick Trimble
   -------------------
   Patrick Trimble, President

Boe & Company, Inc.

By:/s/Jeffrey Boe
   -------------------
   Jeffrey Boe, President

                                      5.